Exhibit 99.1

Investment Technology Group, Inc. 380 Madison Avenue, New York, NY  10017 (212) 588-4000

FOR IMMEDIATE RELEASE

Contacts:

Howard C. Naphtali	Maureen Murphy
Chief Financial Officer	Senior Vice President
(212) 444-6160	(212) 444-6323

ITG To Acquire Partner’s Interest in POSIT Joint Venture

NEW YORK, NY, December 16, 2004 — Investment Technology Group, Inc. (“ITG”) (NYSE: ITG), today announced that it has signed an agreement with Morgan Stanley Capital International Inc. (“MSCI”), to acquire the remaining 50% interest in the POSIT® Joint Venture from BARRA POSIT Inc., a subsidiary of MSCI. Upon completion of the transaction, ITG will be the sole owner of the POSIT Joint Venture.

Commenting on the transaction, Ray Killian, ITG’s Chairman, President and Chief Executive Officer, said, “This is a strategic acquisition for ITG, and will result in significant savings from decreased royalty payments which will increase shareholder value.”

The agreement provides for the purchase of all intellectual property relating to POSIT and TriAct. POSIT, the world’s largest equity crossing system, matches institutional buyers and sellers anonymously and provides patented optimization capabilities for traders to manage portfolio risk characteristics. TriAct offers anonymous, continuous equity crossing with opportunities for price and size improvement.  All orders filled in POSIT and TriAct are executed between the spread.

The purchase price will consist of an initial payment of US $90 million, payable upon closing of the transaction, and a contingent component payable over the ten years following closing equal to 1.25 % of the revenues from the business of the POSIT Joint Venture. At its discretion, ITG has the right to accelerate these contingent payments at any time during the ten-year period.

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Boston • Dublin • Hong Kong • London • Los Angeles • Melbourne • New York • Sydney • Tel Aviv • Toronto

“The POSIT Joint Venture has been a beneficial relationship for both parties, and the timing was right to conclude a deal that allows ITG to have complete and unencumbered ownership of this business line and the related intellectual property,” added Ray Killian. “Moving forward, we now have the ability to be more aggressive when pursuing new business and growth opportunities.”

The POSIT Joint Venture was formed in 1986 between the Investment Technology Group, then a unit of Jefferies & Co., Inc., and Barr Rosenberg Associates, Inc. POSIT, an acronym for “Portfolio System for Institutional Trading,” went live in October 1987 and was the first electronic, intra-day equity matching system in the world.

The transaction is expected to close during the first quarter of 2005, subject to regulatory approval and customary closing conditions.

About ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG helps clients to access liquidity, execute trades more efficiently and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

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